UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Gray Television Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

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     The following letter was mailed on April 19, 2005 by Gray Television Inc. to certain common stock and class A common stock shareholders of Gray Television Inc.

Gray

Television, Inc.

April 18, 2005

Dear Shareholder:

     We recently mailed annual reports, proxy statements and proxy cards to all of Gray Television Inc.’s shareholders who owned Gray common stock and class A common stock on the date of April 1, 2005. These proxy materials are for Gray’s upcoming shareholder meeting to be held on May 4, 2005.

     We have discovered that some of the proxy cards mailed to Gray’s shareholders contained a printing error. The notice portion of the proxy cards incorrectly stated the record date to be March 30, 2005 when in fact the record date is April 1, 2005. In all other respects, these proxy cards are correct.

     For those of you who have already voted using the proxy card that you received, this is to confirm that your proxy vote will be counted. If you have not yet voted your proxy, please proceed to do so using the card that was sent to you.

     Please excuse this error.

     Very truly yours,

/s/ J. Mack Robinson
J. Mack Robinson
Chairman and Chief Executive Officer

4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607